Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated July 17, 2009, with respect to the consolidated financial statements (which report expressed an unqualified opinion and contains an explanatory paragraph relating to substantial doubt about Magma Design Automation, Inc.’s ability to continue as a going concern), schedule, and internal control over financial reporting included in the Annual Report of Magma Design Automation, Inc. on Form 10-K for the year ended May 3, 2009 and the month ended May 4, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Magma Design Automation, Inc. on Forms S-3 (File No. 333-108346, effective February 13, 2004 and File No. 333-141886, effective April 30, 2007) and on Forms S-8 (File No. 333-74278, effective November 30, 2001, File No. 333-92324, effective July 12, 2002, File No. 333-108348, effective August 29, 2003, File No. 333-112326, effective January 30, 2004, File No. 333-122656, effective February 9, 2005, File No. 333-132333, effective March 10, 2006, File No. 333-143551, effective June 6, 2007, and File No. 333-151681, effective June 16, 2008).

/s/ GRANT THORNTON LLP

San Jose, California

July 17, 2009